Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

FOURTH QUARTER AND TOTAL YEAR 2007 RESULTS

PHOENIX, Ariz. — February 20, 2008 — The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the fourth quarter and fiscal year ended December 29, 2007.

Fourth Quarter:

Net Revenues for the Fourth Quarter ended December 29, 2007 were $25.6 million, up 58.7% compared to $16.2 million for the same period in 2006. The company’s frozen fruit division, Rader Farms™, accounted for $8.2 million of the quarterly net revenue while the snack division delivered $17.4 million, up 7.5% vs. prior year.

The key drivers of the snack net revenue increases were the continued growth of the Poore Brothers® and Boulder Canyon™ brands which were up 24% and 59% respectively in the quarter. The launch of our BURGER KING™ potato snack products, which occurred primarily in the vending channel, contributed $1.1 million of Net Revenue. These net revenue gains were partially offset by an 8% decline in the TGI Friday’s® salted snack business.

The company’s operating loss for the quarter included a non-cash charge of $(2.7) million resulting from a trademark impairment write down of the Tato Skins® and Bob’s Texas Style® brands in the snack division. Excluding this write down, the consolidated operating loss for the quarter was less than $(0.1) million as compared to consolidated operating income of $0.2 million in the prior year.  The snack division operating loss was $(0.6) million exclusive of the intangible asset write down and was negatively affected by commodity increases of $0.7 million when compared to the fourth quarter of last year. The company’s frozen fruit division continued to deliver accretive operating income of $0.5 million for the quarter.

Consolidated net loss for the quarter was $(2.0) million or $(0.10) per basic and diluted share vs. net income of $0.2 million or $0.01 per basic and diluted share for the same period last year.

Full Year 2007:

For the total year ended December 29, 2007, Net Revenues were $90.9 million, up 30.2% vs. last year. The frozen fruit division contributed $20.7 million of the total Net Revenue and the snack division delivered $70.2 million, up 0.5% vs. last year. Key contributors of the year over year growth were the potato chip business, up 22% versus last year and the launch of BURGER KING™ potato snacks which contributed $1.1 million, both of which were partially offset by a 7% decline in TGI Fridays® salted snack business.

Excluding the $2.7 million write down of the intangible assets within the fourth quarter, the company’s consolidated operating income for the year was $1.4 million versus $1.6 million in 2006.  The snack division experienced an operating loss of $(0.5) million net of the intangibles write down and included commodity increases of $2.8 million when compared to the prior year.  The frozen fruit division contributed $1.9 million of operating income, thereby helping to offset the effect of the commodity increases experienced in the snack division.

Net Loss for the year was $(1.5) million or $(0.08) per basic and diluted share versus net income of $1.1 million, or $0.06 per basic and diluted share in 2006.

“While we are terribly disappointed with our 2007 results, the company made significant strides during the year”, noted Eric Kufel, CEO of The Inventure Group. “We completed a terrific acquisition in Rader Farms™ which proved to be immediately accretive to earnings and will also be a growth engine for our company going forward. We launched a major new brand with our BURGER KING™ licensed snack products and early indications are that this could add significant value to the company in 2008 and beyond. We turned around volume declines in our potato chip brands where now we have double digit growth in both the Poore Brothers® and Boulder Canyon™ brands. We’ve implemented across the board price increases which take effect in January of 2008 and while we weren’t able to offset the unprecedented commodity increases in 2007, we are well positioned in 2008 to improve operating profit margins.”

2008 Outlook:

Currently, the company expects to deliver between $110-120 million in net revenue in 2008. This is a function of a full year impact of Rader Farms™ coupled with double digit organic growth in this division, continued growth in the BURGER KING™ line of snacks and continued growth in the potato chip brands. The company plans to reinvigorate the TGI Friday’s® brand in a number of ways; the brand will be rolling out the first packaging redesign in over 6 years providing for a more contemporary look that will clearly distinguish each flavor and will stand out on the shelves. New customers have been targeted domestically, in Canada and overseas where the license has been expanded to include the U.K. In addition, new product formats and flavors and larger sizes will be tested throughout the year.  Significant profit improvement is expected through previously reported price increases, growth from Rader Farms™ and snack brands, and cost savings initiatives throughout the Company.

“We believe we are well positioned to deliver net revenue and profit growth “ continued Kufel. “The foundation has been set and we believe that our results in 2008 will reflect this”.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING®, Rader Farms®, Boulder Canyon Natural Foods™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$25,632,191	$16,149,877	$90,910,580	$69,818,930
Cost of revenue	22,007,209	13,339,336	75,331,567	56,563,445
Gross profit	3,624,982	2,810,541	15,579,013	13,255,485
Selling, general & administrative expenses	3,684,159	2,585,895	14,146,981	11,639,518
Impairment of intangible assets	2,671,372	—	2,671,372	—
Operating income (loss)	(2,730,549)	224,646	(1,239,340)	1,615,967
Interest income (expense), net	(409,402)	83,472	(974,223)	260,425
Income (loss) before income taxes	(3,139,951)	308,118	(2,213,563)	1,876,392
Income tax (provision) benefit	1,157,763	(155,299)	(710,090)	(782,999)
Net income (loss)	$(1,982,188)	$152,819	$(1,503,473)	$1,093,393

Earnings (loss) per common share:
Basic	$(0.10)	$0.01	$(0.08)	$0.06
Diluted	$(0.10)	$0.01	$(0.08)	$0.06
Weighted average number of common shares:
Basic	18,933,971	19,287,400	19,206,344	19,275,578
Diluted	18,933,971	19,413,160	19,206,344	19,393,345

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 29, 2007	Dec. 30, 2006
	(unaudited)	(unaudited)
Current assets	$22,572,698	$20,038,930
Property and equipment, net	22,889,812	12,534,444
Other assets, net	15,228,209	10,238,890
Total assets	$60,690,719	$42,812,264

Line of credit	$7,452,309	$—
Other current liabilities	11,487,331	6,626.269
Long-term debt	12,445,383	3,973,461
Other long-term liabilities	1,574,727	2,291,542
Total liabilities	32,958,750	12,891,272
Shareholders’ equity	30,713,270	31,766,413
Treasury stock, at cost	(2,981,574)	(1,845,421)
Total liabilities and shareholders’ equity	$60,690,719	$42,812,264